Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of American Residential Properties, Inc. for the registration of $1,000,000,000 of its common stock, preferred stock and debt securities and to the incorporation by reference therein of our report dated March 31, 2014, with respect to the consolidated financial statements and schedules of American Residential Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

September 10, 2014